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                                 Alston&Bird LLP
                          601 Pennsylvania Avenue, N.W.
                           North Building, 10th Floor
                            Washington, DC 20004-2601

                                  202-756-3300
                                Fax: 202-756-3333
                                 www.alston.com

                                                                       Exhibit 8

                                  May 15, 2002

Forsyth Capital Mortgage Corp.
3288 Robinhood Road, Suite 105
Winston-Salem, NC 27106

     Re:  Certain Federal Income Tax Matters

Ladies and Gentlemen:

          We are acting as special tax counsel to Forsyth Capital Mortgage Corp., a Maryland corporation (the "Company"), in connection with the registration statement on Form S-11, File No. 333-85172, (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register 5,750,000 shares of the Company's common stock, par value $.01 per share (collectively, the "Shares"). This opinion letter is rendered pursuant to Item 16 of Form S-11 and Item 601(b)(8) of Regulation S-K.

          You have requested our opinion as to (i) the qualification of the Company as a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) the accuracy of the discussion of US federal income tax considerations contained under the caption "Federal Income Tax Consequences of Our Status as a REIT" in the Registration Statement.

          In preparing this opinion, we have reviewed the Company's Articles and Bylaws and the Registration Statement. We have also obtained representations made by the Company as to factual matters through a certificate of an officer of the Company (the "Officer's Certificate"). Our opinion is based solely on the information and representations in such documents. We have assumed, with your consent, that the representations set forth in the Certificate are true, accurate, and complete as of the date hereof. After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in the Officer's Certificate. Furthermore, where such factual representations involve terms defined in the Code and the Treasury Regulations thereunder, we have explained such terms to the Company's representatives and are satisfied that the Company's representatives understand such terms and are capable of making such representations.

          In rendering the opinion set forth herein, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

    One Atlantic Center        Bank of America Plaza      90 Park Avenue      3201 Beechleaf Court,
1201 West Peachtree Street    101 South Tryon Street,   New York, NY 10016          Suite 600
  Atlanta, GA 30309-3424            Suite 4000             212-210-9400      Raleigh, NC 27604-1062
       404-881-7000          Charlotte, NC 28280-4000    Fax: 212-210-9444        919-862-2200
     Fax: 404-881-7777             704-444-1000                                 Fax: 919-862-2260
                                 Fax: 704-444-1111

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Forsyth Capital Mortgage Corp.
May 13, 2002
Page 2

          Based on the foregoing, we are of the opinion that:

          (i) Commencing with the Company's initial taxable year ended December 31, 2002 and assuming that the elections and other procedural steps referred to in the Officer's Certificate are completed by the Company in a timely fashion, the Company will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company's contemplated method of operations will enable it to satisfy the requirements for such qualification commencing with the Company's taxable year ending December 31, 2002. With respect to the taxable year that will end December 31, 2002, we note that the Company's status as a REIT at any time during such year is dependent, among other things, upon the Company meeting the requirements of Sections 856 through 860 of the Code throughout such year and for the year as a whole. Accordingly, because the Company's satisfaction of such requirements will depend upon future events, including the final determination of financial and operational results, it is not possible to assure that the Company will satisfy the requirements to be a REIT during the taxable year that will end December 31, 2002 or subsequent years. Notwithstanding the foregoing, nothing has come to our attention that would indicate that the Company will not be able to satisfy such requirements for the taxable year that will end December 31, 2002.

          (ii) The discussion of US federal income tax considerations contained under the caption "Federal Income Tax Consequences of Our Status as a REIT" in the Registration Statement fairly summarizes the US federal income tax consequences that are likely to be material to a holder of the Shares.

          The opinions expressed herein are given as of the date hereof and are based upon the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein. In addition, as noted below, our opinions are based solely on the documents that we have examined and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. However, we are not aware of any facts or circumstances contrary to or inconsistent with the information, assumptions, and representations upon which we have relied for purposes of this opinion. Finally, our opinion is limited to the US federal income tax matters specifically covered herein, and we have not opined on any other tax consequences to the Company or any other person, and we express no opinion with respect to other federal laws, the laws of

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Forsyth Capital Mortgage Corp.
May 13, 2002
Page 3

any other jurisdiction, the laws of any state or as to any matters of municipal law or the laws of any other local agencies within any state.

          No opinion other than that expressly contained herein may be inferred or implied. We have no obligation to update this opinion.

          We hereby consent to the filing of this opinion letter as Exhibit 8 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          ALSTON & BIRD LLP


                                          By:  /s/ James E. Croker, Partner
                                              ----------------------------------
                                                James E. Croker, Partner